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                                                                    EXHIBIT 21



                            LDM TECHNOLOGIES, INC.
                         AFFILIATES AND SUBSIDIARIES







LDM Technologies, Inc., a Michigan corporation

LDM Holding Mexico, Inc., a Michigan corporation

LDM Technologies S. de R.L., a Mexican limited liability company

GL Industries of Indiana, Inc., an Indiana corporation

Kenco Plastics, Inc., a Michigan corporation

Kenco Plastics, Inc., a Kentucky corporation

LDM Holding Canada, Inc., a Michigan corporation

LDM Technologies Company, a Nova Scotia unlimited liability company

LDM Technologies GmbH, a German limited liability company